                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             HOLLYWOOD PARK, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                             HOLLYWOOD PARK, INC.
                           1050 SOUTH PRAIRIE AVENUE
                          INGLEWOOD, CALIFORNIA 90301

                                April 19, 1999

Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Hollywood Park, Inc., to be held at Casino Magic Biloxi, 195 Beach Boulevard, Biloxi, Mississippi on Tuesday, May 25, 1999 at 9:00 a.m. local time.

  At the annual meeting, you will be asked to vote upon three matters: first, the election of nine directors to serve for the coming year on the Hollywood Park Board of Directors; second, a proposal to approve certain options to purchase shares of Hollywood Park's common stock granted to four new members of Hollywood Park's casino management team; and third, a proposal to approve the amendment and restatement of Hollywood Park's Directors Deferred Compensation Plan to increase the number of shares that may be issued thereunder.

  Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the meeting, as well as Hollywood Park's Annual Report to Stockholders for the year ended December 31, 1998. The Proxy Statement contains important information concerning the directors to be elected and the proposals to be considered at the Annual Meeting. We hope you will take the time to study it carefully.

  Your vote is very important, regardless of how many shares you own. We hope you can attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the Proxy Card in the enclosed envelope. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,

                                          /s/ R.D. Hubbard
                                          R.D. Hubbard
                                          Chairman of the Board of Directors
                                           and Chief Executive Officer

                             HOLLYWOOD PARK, INC.
                           1050 SOUTH PRAIRIE AVENUE
                          INGLEWOOD, CALIFORNIA 90301

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 25, 1999

TO THE STOCKHOLDERS OF HOLLYWOOD PARK, INC.:

  NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Hollywood Park, Inc., a Delaware corporation ("Hollywood Park" or the "Company"), will be held on Tuesday, May 25, 1999, at 9:00 a.m. local time, at Casino Magic Biloxi, 195 Beach Boulevard, Biloxi, Mississippi (the "Annual Meeting"). At the Annual Meeting, Hollywood Park's stockholders will be asked to consider and vote upon:

  1. The election of nine directors to serve on the Hollywood Park Board of Directors for the coming year.

  2. The approval of certain options to purchase shares of Hollywood Park's common stock granted to four new members of Hollywood Park's casino management team pursuant to their respective employment agreements.

  3. The approval of the amendment and restatement of Hollywood Park's Directors Deferred Compensation Plan to increase the number of shares of Hollywood Park's common stock issuable thereunder from 125,000 to 275,000.

  4. Such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

  Only stockholders of record of Hollywood Park Common Stock at the close of business on April 7, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders entitled to vote will be available for inspection at the Annual Meeting by any stockholder and, for 10 days prior to the Annual Meeting, at Casino Magic Biloxi.

  TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Loren S. Ostrow
                                          Loren S. Ostrow
                                          Secretary
Inglewood, California
April 19, 1999

                             HOLLYWOOD PARK, INC.
                           1050 SOUTH PRAIRIE AVENUE
                          INGLEWOOD, CALIFORNIA 90301

                          PROXY STATEMENT RELATING TO
                        ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 25, 1999

  This Proxy Statement is being furnished to the stockholders of Hollywood Park, Inc., a Delaware corporation ("Hollywood Park" or the "Company"), in connection with the solicitation of proxies by the Hollywood Park Board of Directors for use at the Annual Meeting of Hollywood Park Stockholders ("Annual Meeting") to be held on Tuesday, May 25, 1999, at 9:00 a.m. local time, at Casino Magic Biloxi, 195 Beach Boulevard, Biloxi, Mississippi, and at any adjournments or postponements thereof. At the Annual Meeting, holders of Hollywood Park's common stock, $.10 par value ("Hollywood Park Common Stock"), will be asked to vote upon: (i) the election of nine directors to serve on the Hollywood Park Board of Directors for the coming year, (ii) the approval of certain options to purchase shares of Hollywood Park Common Stock granted to four new members of Hollywood Park's casino management team pursuant to their respective employment agreements (the "Option Grants"), (iii) a proposal to approve the amendment and restatement of Hollywood Park's Directors Deferred Compensation Plan (the "Directors Plan") to increase the number of shares that may be issued thereunder, and (iv) any other business that properly comes before the Annual Meeting.

  This Proxy Statement and the accompanying Proxy Card are first being mailed to Hollywood Park stockholders on or about April 19, 1999.

                           VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

  Only holders of record of Hollywood Park Common Stock at the close of business on April 7, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 7, 1999, there were 25,706,985 shares of Hollywood Park Common Stock outstanding and entitled to vote, held of record by 3,663 stockholders. Pursuant to New York Stock Exchange requirements, a majority, or 12,853,493 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Hollywood Park stockholder is entitled to one vote for each share of Hollywood Park Common Stock held as of the Record Date. A list of such stockholders entitled to vote will be available for inspection at the Annual Meeting by any stockholder and, for 10 days prior to the Annual Meeting, at Casino Magic Biloxi.

Voting of Proxies; Votes Required

  Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. All properly executed, returned, and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted to elect each director nominee listed on the Proxy Card, and for the approval of the proposals described herein. The Hollywood Park Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes for election of directors and for approval of the proposals described in this Proxy Statement), the proxies will vote in their discretion. Any Hollywood Park stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of

Hollywood Park, 1050 South Prairie Avenue, Inglewood, California 90301, or
(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  Elections are determined by a plurality of shares of Hollywood Park Common Stock represented in person or by proxy and voting at the Annual Meeting. Both the Option Grants and the proposal to approve the amendment and restatement of the Directors Plan require approval by a majority of the shares represented in person or by proxy and voting at the Annual Meeting.

Abstentions; Broker Non-Votes

  If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the votes cast with respect to such matter. Thus, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome of the vote. For purposes of determining approval of the Option Grants and the proposal to approve the amendment and restatement of the Directors Plan, abstentions will be treated as votes against the proposal and broker non-votes will not be counted as represented or voting at the meeting.

Solicitation of Proxies and Expenses

  Hollywood Park will bear the cost of the solicitation of proxies from its stockholders in the enclosed form. The directors, officers and employees of Hollywood Park may solicit proxies by mail, telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Hollywood Park will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Hollywood Park Common Stock and request authority for the exercise of proxies. In such cases, Hollywood Park will reimburse such record holders for their reasonable expenses. In addition, Hollywood Park has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies at a cost (including brokers' expenses) of $22,000, plus certain out-of-pocket expenses.

                             ELECTION OF DIRECTORS
                          (Item No. 1 on Proxy Card)

  On March 29, 1999, the Board of Directors of Hollywood Park amended Hollywood Park's By-Laws to reduce the number of directors on the Board from eleven to nine. At the Annual Meeting, holders of Hollywood Park Common Stock will be asked to vote on the election of nine directors who will constitute the full Board of Directors of Hollywood Park. The nine nominees receiving the highest number of votes from holders of shares of Hollywood Park Common Stock represented and voting at the Annual Meeting will be elected to the Board of Directors. Unless a nominee other than the nominees listed below is properly nominated, abstentions and broker non-votes will not be counted as represented or voting at the meeting and therefore will not have an effect on the election of the nominees listed below. Each director so elected will hold office until the next annual meeting of Hollywood Park and until his successor is elected and qualified.

General

  Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders as directed by the Board of Directors.

  There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of Hollywood Park. Except as described below, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director and/or executive officer of Hollywood Park. See "--Information Regarding the Directors of Hollywood Park."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Information Regarding the Directors of Hollywood Park

  The following table lists the persons nominated by the Board of Directors for election as directors of Hollywood Park and provides their ages and current positions with Hollywood Park. Biographical information for each nominee is provided below.

Name                           Age                 Current Position
----                           ---                 ----------------
R.D. Hubbard(a)...............  63 Chairman of the Board of Directors and Chief
                                   Executive Officer

Robert T. Manfuso.............  61 Director

James L. Martineau............  58

Gary G. Miller................  48

Michael Ornest(c).............  41 Director

Timothy J. Parrott(a).........  50 Director

Lynn P. Reitnouer(a), (b).....  66 Director

Herman Sarkowsky(c)...........  73 Director

Marlin Torguson...............  54 Director

--------
(a) Member of Executive Committee
(b) Member of Compensation Committee
(c) Member of Audit Committee

  Mr. Hubbard has been a Director of Hollywood Park since 1990; Chairman of the Board and Chief Executive Officer of Hollywood Park since September 1991; Chairman of the Board and Chief Executive Officer, Hollywood Park Operating Company since February 1991; President, Hollywood Park Operating Company from February to July 1991; Chairman, AFG Industries, Inc. and its parent company, Clarity Holdings Corp. (glass manufacturing), and director of AFG Industries, Inc.'s subsidiaries, from 1978 to July 1993; Chairman of the Board (and 60% stockholder until March 1994), Sunflower (The Woodlands Race Tracks-greyhound racing and horse racing) from 1988 to March 1994; President, Director, and majority owner, Ruidoso Downs Racing, Inc. (horse racing) since 1988; Chairman of the Board, Chief Executive Officer and sole stockholder, Multnomah Kennel Club, Inc. (greyhound racing) from December 1991 to April 1998; and owner and breeder of numerous thoroughbreds and quarter horses since 1962.

  Mr. Manfuso has been a Director of Hollywood Park since 1991; Director, Hollywood Park Operating Company from February 1991 to January 1992; Co-Chairman of the Board, Laurel Racing Association (horse race track management) from 1984 to February 1994; Vice Chairman of the Board, The Maryland Jockey Club (horse racing) from 1986 to February 1994; Executive Vice President, Laurel Racing Association from 1984 to May 1990; Executive Vice President, The Maryland Jockey Club from 1986 to June 1990; Director, Maryland Horse Breeders Association from 1984 to 1992; and Member, Executive Committee, Maryland Million since 1991.

  Mr. Martineau founded Viracon, Inc. and served as its President from 1970 to 1996; Executive Vice President, Apogee Enterprises, Inc. (which acquired Viracon, Inc. in 1973) from 1996 to 1998; Director, Apogee Enterprises, Inc. since 1973; Advisory Director, Northstar Photonics since December 1998; Chairman, Genesis Portfolio Partners, LLC since August 1998; Director, Borgen Systems since 1994; and Trustee, Owatonna Foundation since 1973.

  Mr. Miller has served as Chairman of Fore Star Golf since 1993; President, Cumberland Capital Corporation since 1990; Executive Vice President--Finance and Administration, Treasurer, Director, AFG Industries, Inc. from 1977 to 1993; Director, Nordic Tugs since January 1999; and Director, United Stationers, Inc. from 1992 to October 1998.

  Mr. Ornest has been a Director of Hollywood Park since October 1998 (and his family has been a shareholder of Hollywood Park since 1962); Director of the Ornest Family Partnership since 1983; Director of the Ornest Family Foundation since 1993; Director of the Toronto Argonauts Football Club from 1988 to 1990; President of the St. Louis Arena and Vice President of the St. Louis Blues Hockey Club from 1983 to 1986; and Managing Director of the Vancouver Canadians Baseball Club, Pacific Coast League from 1979 to 1980.

  Mr. Parrott has been a Director of Hollywood Park since June 1997; Chairman of the Board and Chief Executive Officer, Boomtown, Inc. from September 1992 to October 1998; President and Treasurer, Boomtown, Inc. from June 1987 to September 1992; Director, Boomtown, Inc. since 1987; Chairman of the Board and Chief Executive Officer, Boomtown Hotel & Casino, Inc. since May 1988; Chief Executive Officer, Parrott Investment Company (a family-held investment company with agricultural interests in California) since April 1995; and Director, The Chronicle Publishing Company since April 1995.

  Mr. Reitnouer has been a Director of Hollywood Park since 1991; Director, Hollywood Park Operating Company from September 1991 to January 1992; Partner, Crowell Weedon & Co. (stock brokerage) since 1969; Director and Chairman of the Board, COHR, Inc. since 1986; Director and President, Forest Lawn Memorial Parks Association since 1975; and Trustee, University of California Santa Barbara Foundation (and former Chairman) since 1992.

  Mr. Sarkowsky has been a Director of Hollywood Park since 1991; Director, Hollywood Park Operating Company from February 1991 to January 1992; Owner, Sarkowsky Investment Corporation and SPF Holding, Inc. (real estate development and investments) since 1980; Director, The Sarkowsky Foundation (charitable foundation) since 1982; thoroughbred horse breeder and owner since 1959; Director, Synetics, Inc. (porous plastic manufacturing); and Director, Eagle Hardware & Garden, since 1990.

  Mr. Torguson has been a Director of Hollywood Park since October 1998; Chairman of the Board of Casino Magic from December 1994 to October 15, 1998; President and Chief Executive Officer of Casino Magic from April 1992 through November 1994; Chief Financial Officer and Treasurer of Casino Magic from April 1992 to February 1993; and 50% owner and a Vice President of G.M.T. Management Co. (casino management and operations) from December 1983 to December 1994.

  In accordance with the requirements of the Agreement and Plan of Merger dated as of April 23, 1996 (the "Merger Agreement") governing the Boomtown Merger, the Hollywood Park Board was expanded upon completion of the Boomtown Merger to eleven directors, seven of whom (Messrs. Hubbard, Harry Ornest, J.R. Johnson, Manfuso, Reitnouer, Sarkowsky and Warren B. Williamson) had been serving as members of the Hollywood Park Board (the "Hollywood Park Directors") and four of whom (Messrs. Parrott, Richard Goeglein, Peter L. Harris and Delbert W. Yocam) had been members of the Boomtown Board of Directors (the "Boomtown Directors"). Hollywood Park agreed to cause its Board of Directors and any nominating committee thereof to take the necessary steps to nominate the initial Boomtown Directors or their replacements (selected by a majority of the Boomtown Directors) for re-election at the first three annual stockholders meetings following June 30, 1997, including the current Annual Meeting. Mr. Parrott, the sole Boomtown Director currently on the Hollywood Park Board, has not selected any nominees for election to the Board of Directors at the current Annual Meeting.

  In connection with the Casino Magic acquisition, Mr. Torguson agreed to vote his Casino Magic shares (which amounted to approximately 21.5% of the outstanding common stock of Casino Magic) in favor of the acquisition by Hollywood Park. Hollywood Park agreed to appoint Mr. Torguson to the Board of Directors of Hollywood Park.

Board Meetings, Board Committees and Director Compensation

  The full Board of Directors of the Company had five formal meetings in 1998. During 1998, each incumbent director of Hollywood Park attended at least 75% of the aggregate of (i) the five meetings of the Board of Directors, and (ii) the total number of meetings of the committees on which he served (during the periods that he served).

  Hollywood Park has a standing Executive Committee, which is chaired by Mr. Hubbard and currently consists of Messrs. Hubbard, Reitnouer, and Parrott. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of Hollywood Park to the fullest extent authorized by Delaware law. The Executive Committee had two formal meetings in 1998 and acted by unanimous written consent on two occasions.

  Hollywood Park has a standing Audit Committee, which is chaired by Mr. Warren Williamson and currently consists of Messrs. Sarkowsky, Williamson and Ornest. The functions of the Audit Committee are to review the audits of Hollywood Park's books performed by outside independent auditors, to consider matters of accounting policy and to investigate and recommend to the Board independent auditors for the following year. The Audit Committee met once in 1998.

  Hollywood Park has a standing Compensation Committee, which is chaired by Mr. J.R. Johnson and currently consists of Messrs. Johnson, Reitnouer and Williamson. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the annual salaries and other compensation of the officers of Hollywood Park, to provide assistance and recommendations with respect to the compensation policies and practices of Hollywood Park and to assist with the administration of Hollywood Park's compensation plans. The Compensation Committee met two times in 1998 and acted by unanimous written consent on one occasion.

  The Executive Committee acts as Hollywood Park's nominating committee. The Executive Committee generally does not consider nominees recommended by Hollywood Park's stockholders.

  All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Directors are entitled to receive, and in 1998 received, an annual retainer of $25,000 per year plus $1,000 for each Board meeting attended, which they may take in cash or in deferred compensation under Hollywood Park's Directors Deferred Compensation Plan as outlined below, and a minimum of 2,000 stock options. In addition, members of the Executive Committee, Audit Committee and Compensation Committee receive $1,000 for each committee meeting attended, and such amounts are also eligible for the Directors Deferred Compensation Plan.

  On December 16, 1998, each of Messrs. Hubbard, Johnson, Manfuso, Ornest, Parrott, Reitnouer, Sarkowsky, Torguson and Williamson was granted a non-qualified stock option to purchase 2,000 shares of Hollywood Park Common Stock at an exercise price of $8.75 per share. One-third of the shares purchasable upon exercise of these options was vested on the grant date, with an additional one-third to vest on each of the first and second anniversary of the grant date. All of these options expire on the tenth anniversary of the grant date and (except for the options granted to Messrs. Johnson, Reitnouer, and Williamson) were granted under the Hollywood Park 1996 Stock Option Plan.

Directors Deferred Compensation Plan

  Participation in Hollywood Park's Directors Deferred Compensation Plan is limited to directors of Hollywood Park, and each eligible director may elect to defer all or a portion of his annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Hollywood Park Common Stock, at each director's election. As of the date the director's compensation would otherwise have been paid, and depending on the director's election, the director's deferred compensation account will be credited with either (i) cash, (ii) the number of full and/or fractional shares of Hollywood Park Common Stock obtained by dividing the amount of the director's compensation for the calendar quarter or month which he elected to defer, by the average of the closing price of Hollywood Park Common Stock on the principal stock exchange on which Hollywood Park Common Stock is listed (or, if the common shares are not listed on a stock exchange, the NASDAQ National Market System) on the last ten business days of the calendar quarter or month for which such compensation is payable or (iii) a combination of cash and shares of Hollywood Park Common Stock as described in clause (i) and (ii). All cash amounts credited to the director's deferred compensation account bear interest at an amount to be determined from time to time by the Board of Directors.

  If a director has elected to receive shares of Hollywood Park Common Stock in lieu of his retainer, such director's deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Hollywood Park Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director's deferred compensation account as of the dividend record date, if any, occurring during such calendar quarter if such shares had been shares of issued and outstanding Hollywood Park Common Stock on such date, by the closing price of Hollywood Park Common Stock on the New York Stock Exchange on the date such dividend(s) was paid. In addition, if Hollywood Park declares a dividend payable in shares of Hollywood Park Common Stock, the director's deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Hollywood Park Common Stock which such shares would have been entitled to if such shares had been shares of issued and outstanding Hollywood Park Common Stock on the record date for such stock dividend(s).

  Participating directors do not have any interest in the cash and/or Hollywood Park Common Stock credited to their deferred compensation accounts until distributed in accordance with the Directors Deferred Compensation Plan, nor do they have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Deferred Compensation Plan are no greater than the rights of an unsecured general creditor of Hollywood Park. Each participating director may elect to have the aggregate amount of cash and shares credited to his deferred compensation account distributed to him in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed fifteen years. The lump sum payment or the first installment will be paid as of the first business day of the calendar quarter immediately following the cessation of the director's service as a director of Hollywood Park. Prior to the beginning of any calendar year, a director may elect to change the method of distribution, but amounts credited to a director's account prior to the effective date of such change may not be affected, but rather will be distributed in accordance with the election at the time such amounts were credited to the director's deferred compensation account.

  The maximum number of shares of Hollywood Park Common Stock that can be issued pursuant to the Directors Deferred Compensation Plan is 125,000 shares. Hollywood Park is not required to reserve or set aside funds or shares of Hollywood Park Common Stock for the payment of its obligations pursuant to the Directors Deferred Compensation Plan. Hollywood Park is obligated to make available, as and when required, a sufficient number of shares of Common Stock to meet the needs of the Directors Plan. The shares of Hollywood Park Common Stock to be issued under the Directors Deferred Compensation Plan may be either authorized and unissued shares or reacquired shares.

  Amendment, modification or termination of the Directors Deferred Compensation Plan may not (i) adversely affect any eligible director's rights with respect to amounts then credited to his account or (ii) accelerate any payments or distributions under the Directors Deferred Compensation Plan (except with regard to bona fide financial hardships).

Compensation Committee Interlocks and Insider Participation

  Messrs. Johnson and Reitnouer were members of the Compensation Committee from January 1, 1998 to December 31, 1998. Mr. Goeglein served on the Compensation Committee in March 1998. Mr. Williamson was a member of the Compensation Committee from April 1998 until December 31, 1998. None of the members of the Compensation Committee were officers or employees or former officers or employees of Hollywood Park or its subsidiaries, except that Mr. Williamson served as Secretary of Hollywood Park from September 1991 to August 1996.

Executive Officers

  Each of the executive officers of Hollywood Park holds office at the pleasure of the Board of Directors. The current executive officers of Hollywood Park are as follows:

 R.D. Hubbard........................  63 Chairman of the Board of Directors
                                          and Chief
                                          Executive Officer
 G. Michael Finnigan (a).............  50 President and Chief Executive Officer
                                          of Realty Investment Group, Inc., a
                                          subsidiary of Hollywood Park, Inc.
 Paul R. Alanis......................  50 President and Chief Operating Officer
 J. Michael Allen....................  51 Senior Vice President, Chief
                                          Operating Officer of
                                          Gaming Operations
 Donald M. Robbins (b)...............  51 President of Racing of Hollywood Park
                                          Operating
                                          Company and Turf Paradise, Inc.
 Bruce C. Hinckley (c)...............  52 Senior Vice President, Treasurer and
                                          Chief Financial Officer

--------
(a) Mr. Finnigan served as Executive Vice President, Treasurer and Chief Financial Officer of Hollywood Park through March 31, 1999.

(b) Mr. Robbins served as Secretary of Hollywood Park through March 1, 1999.

(c) Effective April 1, 1999

  In addition, upon the consummation of the Boomtown Merger, Hollywood Park established an Office of the Chairman comprised of Messrs. Hubbard, Finnigan and Parrott. The Office of the Chairman provides advice to the Chief Executive Officer of Hollywood Park on such matters as he may request and undertakes such other responsibilities as he may delegate to the Office of the Chairman from time to time.

  Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "--Executive Compensation." Biographical information for Mr. Hubbard is provided above. See "--Information Regarding Directors of Hollywood Park."

  Mr. Finnigan has served as the President and Chief Executive Officer of Realty Investment Group, Inc., a wholly-owned subsidiary of Hollywood Park which conducts all of Hollywood Park's real estate business and related development activities, since December 1998; Chief Financial Officer and Executive Vice President of Hollywood Park and of Hollywood Park Operating Company from March 1989 to March 31, 1999; President, Sports and Entertainment, from January 1996 to December 1998; President, Gaming and Entertainment from February 1994 to January 1996; and Treasurer of Hollywood Park and of Hollywood Park Operating Company from March 1992 to March 31, 1999; Chairman of the Board, Southern California Special Olympics since 1996; Chairman of the Board, Centinela Hospital since 1996; and Director, Shoemaker Foundation since 1993.

  Mr. Alanis has served as the President and Chief Operating Officer of Hollywood Park since January 1999. Mr. Alanis served as President of Horseshoe Gaming, Inc., which is the manager and a member of Horseshoe Gaming, LLC, and of Horseshoe GP, Inc., a wholly-owned subsidiary of Horseshoe Gaming, LLC from January 1996 to December 1998; President, KII-Pasadena, Inc. since December 1988; and President, Koar International, Inc. from 1991 until 1995.

  Mr. Allen has served as Hollywood Park's Senior Vice President, Gaming Operations, since January 1999. Mr. Allen served as Senior Vice President of Horseshoe Gaming, Inc. from October 1, 1995 to December 31, 1998 and prior to that as General Manager of the Horseshoe Casino Center from May 1994; and Principal of Gaming Associates, Inc. from September 1992 to May 1994.

  Mr. Robbins has served as President of Racing of Hollywood Park Operating Company since February 1994; President of Hollywood Park from September 1991 to December 1998; Secretary of Hollywood Park from 1996 to March 1999 (formerly Assistant Secretary since September 1991); General Manager of Hollywood Park Operating Company from 1986 to February 1994; Executive Vice President of Hollywood Park Operating Company since 1988, and President and Secretary of Hollywood Park Operating Company since July 1991.

  Mr. Hinckley joined the Company in February 1999 and has served as its Chief Financial Officer, Senior Vice President and Treasurer since April 1, 1999; Executive Vice President, Chief Financial Officer and Secretary, Iwerks Entertainment, Inc. from September 1996 to February 1999; financial consultant from September 1995 to September 1996; and Vice President, Controller and Chief Accounting Officer, Caesars World, Inc. (casino and hotel company) from November 1985 to September 1995. Mr. Hinckley is a certified public accountant.

Executive Compensation

  The following tables summarize the annual and long-term compensation of, and stock options held by, Hollywood Park's Chief Executive Officer and the two additional most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 in total during the fiscal year ended December 31, 1998 (collectively, the "Named Officers").

 Summary Compensation Table

                                                              Long Term
                                                             Compensation
                                                                Awards
                                                             ------------
                          Annual Compensation                 Securities
                         ----------------------               Underlying
   Name and Principal          Salary   Bonus   Other Annual   Options/    All Other
        Position         Year   ($)      ($)    Compensation   SARs(#)    Compensation
   ------------------    ---- -------- -------- ------------ ------------ ------------
R.D. Hubbard............ 1998 $500,000 $160,000      $0         50,000      $ 2,370(a)
 Chairman of the Board   1997  400,000   40,235       0         45,000        4,740(a)
 and Chief Executive
  Officer                1996  400,000        0       0         85,000            0
G. Michael Finnigan..... 1998 $307,600 $ 75,000     $ 0         35,000      $23,633(b)
 President and Chief     1997  307,608        0       0         25,000        3,555(a)
 Executive Officer of    1996  262,608   25,000       0         40,000            0
 Realty Investment
 Group, Inc.,
 Executive Vice
 President, Treasurer
 and Chief Financial
 Officer
Donald M. Robbins....... 1998 $295,000 $ 35,000     $ 0         15,000      $30,484(c)
 Secretary and President 1997  295,008        0       0         25,000        3,373(a)
 of Racing of Hollywood  1996  250,008   25,000       0         40,000            0
 Park Operating Company
 and Turf Paradise, Inc.

--------
(a) Reflects Hollywood Park matching contributions under the Hollywood Park 401(k) Plan.

(b) Includes Hollywood Park matching contribution under the Hollywood Park 401(k) Plan of $2,370, and $21,262 of distribution related to the termination of the Hollywood Park's Supplemental Executive Retirement Plan.

(c) Includes Hollywood Park matching contribution under the Hollywood Park 401(k) Plan of $2,249, and $28,235 of distribution related to the termination of the Hollywood Park's Supplemental Executive Retirement Plan.

  On January 1, 1999, Hollywood Park appointed Paul R. Alanis as President and Chief Operating Officer and J. Michael Allen as Senior Vice President, Chief Operating Officer of Gaming Operations. Mr. Alanis' annual base salary will be $600,000 and Mr. Allen's will be $400,000. Mr. Alanis and Mr. Allen were granted 400,000 and 200,000 stock options, respectively, on September 10, 1998, but they were not eligible to exercise any of the options until January 2, 1999. (These options were granted outside of the 1993 and 1996 Stock Option Plans and a portion thereof are subject to shareholder approval.)

 Stock Option Plans

  In 1993 and 1996, the stockholders of Hollywood Park adopted Stock Options Plans, which provided for the issuance of up to 625,000 and 900,000 shares of Hollywood Park Common Stock upon exercise of the options, respectively. Except for the provisions governing the number of shares issuable thereunder, and except for certain provisions which reflect changes in tax and securities laws, the provisions of the Stock Option Plans are substantially similar. The Hollywood Park Stock Option Plans are administered and terms of option grants are established by the Compensation Committee of the Board of Directors. Under the Hollywood Park Stock Option Plans, options alone or coupled with stock appreciation rights may be granted to selected key employees, directors, consultants and advisors of Hollywood Park. Options become exercisable according to a vesting period as determined by the Compensation Committee at the date of grant, and expire on the earlier of one month after termination of employment, six months after the death or permanent disability of the optionee, or the expiration of the fixed option term set by the Compensation Committee at the grant date (not to exceed ten years from the grant date). The exercise prices of all options granted under the Hollywood Park Stock Option Plans are determined by the Compensation Committee on the grant date, provided that the exercise price of an incentive stock option may not be less than the fair market value of the Common Stock at the date of grant.

  As of December 31, 1998, all of the 625,000 shares eligible for issuance under the 1993 Stock Option Plan had either been issued or were subject to outstanding options, and of the 900,000 shares eligible for issuance under the 1996 Stock Option Plan, 274,688 were subject to outstanding options. In addition, 968,111 and 303,924 shares of Hollywood Park Common Stock are issuable upon exercise of options granted under pre-merger plans of Boomtown and Casino Magic, respectively, which Hollywood Park assumed in each Merger. Hollywood Park has filed registration statements with the Securities and Exchange Commission covering an aggregate of 2,883,215 shares of Hollywood Park Common Stock issuable upon exercise of options granted under the Hollywood Park Stock Option Plans, the Boomtown Stock Option Plans and the Casino Magic Stock Option Plans.

 Options/SAR Grants in Last Fiscal Year

  The following table summarizes the option grants to Named Officers and Messrs. Alanis and Allen during the year ended December 31, 1998:

                                         Individual Grants
                         -------------------------------------------------
                                      Percent of                           Potential Realizable
                                        Total                                Value at Assumed
                                       Options/                               Annual Rates of
                          Number of      SARs                                   Stock Price
                          Securities  Granted to  Exercise                   Appreciation for
                          Underlying  Employees      or                         Option Term
                         Options/SARs in Fiscal  Base Price   Expiration   ---------------------
      Name               Granted (#)     Year      ($/Sh)        Date        5% ($)    10% ($)
      ----               ------------ ---------- ---------- -------------- ---------- ----------
R.D. Hubbard............    50,000         5%     $13.6250    Feb. 3, 2008 $  428,000 $1,086,000
G. Michael Finnigan.....    35,000         3%      13.6250    Feb. 3, 2008    300,000    760,000
Paul R. Alanis..........   300,000        29%      10.1875  Sept. 10, 2008  1,922,000  4,871,000
                           100,000        10%      18.0000  Sept. 10, 2008          0    842,000
J. Michael Allen........   150,000        14%      10.1875  Sept. 10, 2008    961,000  2,435,000
                            50,000         5%      18.0000  Sept. 10, 2008          0    421,000
Donald M. Robbins.......    15,000         1%      13.6250    Feb. 3, 2008    129,000    326,000

 Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

  The following table sets forth information with respect to the exercise of stock options during the year ended December 31, 1998, and the final year end value of unexercised options. None of the Named Officers nor Messrs. Alanis or Allen exercised, nor held, stock appreciation rights during the year ended December 31, 1998.

                                                     Number of      Value of
                                                    Securities     Unexercised
                                                    Underlying    In-the-Money
                                                    Unexercised   Options/SARs
                                 Shares           Options/SARs At   AT Fiscal
                                Acquired          Fiscal Year-End  Year-End(#)
                                   On     Value         (#)       Exercisable/
                                Exercise Realized  Exercisable/   Unexercisable
      Name                        (#)      ($)     Unexercisable       (a)
      ----                      -------- -------- --------------- -------------
R.D. Hubbard...................     0      $ 0     71,688/108,332     $0/$0
G. Michael Finnigan............     0        0      60,001/64,999     $0/$0
Paul R. Alanis.................     0        0    100,000/300,000     $0/$0
J. Michael Allen...............     0        0     50,000/150,000     $0/$0
Donald M. Robbins..............     0        0      60,001/44,999     $0/$0

--------
(a) All of the options were granted at an exercise price greater than the closing price of Hollywood Park Common Stock on December 31, 1998.

 Pension Plan

                                              Years of Qualified Service
                                        ---------------------------------------
Final Average Annual Salary               10      15      20      25      30
---------------------------             ------- ------- ------- ------- -------
$100,000............................... $24,745 $37,118 $49,490 $61,863 $66,863
$150,000 to $500,000 (a)...............  37,995  56,993  75,990  94,988 102,488

--------
(a) Under current provisions of the Internal Revenue Code, the maximum average salary that may be used in calculating retirement benefits in 1996 was $150,000. Benefits accrued on April 1, 1994 (based on prior compensation limits) are grandfathered. Pension benefits were frozen as of September 1, 1996, for all plan participants, except retained participants, whose benefits were frozen as of December 31, 1996.

  Hollywood Park elected to terminate the Hollywood Park Pension Plan (the "Pension Plan") as of January 31, 1997. Accrued Pension Plan benefits were frozen as of September 1, 1996, for all Pension Plan participants, except retained participants (participants who, because of legal requirements, including the provisions of the National Labor Relations Act, are represented by a collective bargaining agent), whose benefits were frozen as of December 31, 1996.

  The Pension Plan was a non-contributory, defined benefit plan covering employees of Hollywood Park, Inc., and all employees of Hollywood Park Operating Company, not eligible for participation in a multi-employer defined benefit plan, who met the Pension Plan's service requirement. R.D. Hubbard, G. Michael Finnigan, and Donald M. Robbins were the only officers or directors of Hollywood Park who participated in the Pension Plan, and their Pension Plan benefits were frozen as of September 1, 1996, and as of that date, Messrs. Hubbard, Finnigan and Robbins had two, six and ten years, respectively, of qualified years of service. Only amounts earned by Messrs. Hubbard, Finnigan and Robbins listed under "Annual Compensation Salary" as shown in the Summary Compensation Table, were considered in determining their Pension Plan benefit levels.

  The amounts listed in the above Pension Plan table are estimated annual retirement benefits under the Pension Plan (assuming payments were made on the normal life annuity basis, and not under the provisions of survivor benefits) at a normal retirement age of 65 in 1996, after various years of qualified service, at selected average annual compensation levels. However, due to the Pension Plan benefits being frozen as of September 1,

1996, and based on their actual years of qualified service and annual compensation levels, the annual benefits of Messrs. Hubbard, Finnigan and Robbins, expressed as a joint and survivor annuity payment starting at age 65, are $7,521, $29,082 and $51,009, respectively.

  The amounts required to fund the Pension Plan were determined actuarially, and were paid by Hollywood Park to a life insurance company under an unallocated annuity contract.

  Effective January 31, 1997, in conjunction with the termination of the Pension Plan, Hollywood Park elected to terminate its non-qualified Supplementary Employment Retirement Plan (the "SERP"). The SERP was an unfunded plan, established primarily for the purpose of restoring the retirement benefits for highly compensated employees that were eliminated by the Internal Revenue Service in 1994, when the maximum annual earnings allowed for qualified pension plans was reduced to $150,000 from $235,850. Messrs. Hubbard, Finnigan and Robbins participated in the SERP, prior to its termination.

 Employment Contracts, Termination of Employment and Change-in-Control Arrangements

  Hollywood Park has entered into a three-year employment agreement with G. Michael Finnigan, effective January 1, 1999. Mr. Finnigan's annual compensation will be $400,000 with an annual bonus of up to $200,000. The bonus is payable as follows: (a) an amount at the discretion of the Board in the first year, and (b) in each of the remaining years, $100,000 based on Realty Investment Group, Inc.'s performance, and $100,000 at the discretion of the Board. If Mr. Finnigan terminates his employment for good reason (defined for present purposes as a material breach of the employment agreement by Hollywood Park and failure to timely remedy such breach), or if Hollywood Park terminates him without cause, Mr. Finnigan will receive his annual compensation for one year (including salary and bonus), with health and disability coverage for six months. Mr. Finnigan will also immediately vest in all of his stock options.

  Hollywood Park has entered into a three-year employment agreement with Paul
R. Alanis, effective January 1, 1999. Mr. Alanis' annual compensation will be $600,000, with an annual bonus of not less than $100,000 and up to $600,000. The bonus is payable as follows: (a) $100,000 if Mr. Alanis remains employed by Hollywood Park for the year in question; (b) $200,000 based on Hollywood Park's actual earnings before interest, taxes, depreciation and amortization as compared to budget, and not exceeding the capital budget; and (c) the remaining $300,000 to be awarded at the discretion of the Board of Directors. If Mr. Alanis terminates his employment for good reason, or if Hollywood Park terminates Mr. Alanis without cause, Mr. Alanis will receive an annual salary of $700,000 through the balance of the contract period, and retain his health and disability insurance for six months after termination. Mr. Alanis will also immediately vest in all stock option grants. If Mr. Alanis terminates his employment upon failure to be promoted to Hollywood Park's Chief Executive Officer by December 31, 1999, he will be entitled to a lump sum severance payment of $700,000, and continued health and disability insurance coverage for six months. Mr. Alanis would also immediately vest in 75% of the 400,000 options granted to him on September 10, 1999.

  Hollywood Park has entered into a three-year employment agreement with J. Michael Allen, effective January 1, 1999. Mr. Allen's annual compensation will be $400,000, with a possible bonus of up to $200,000. The bonus is payable as follows: (a) $100,000 based on Hollywood Park's actual earnings before interest, taxes, depreciation and amortization as compared to budget, and not exceeding the capital budget, and (b) $100,000 at the discretion of the Board of Directors. If Mr. Allen terminates his employment for good reason, or if Hollywood Park terminates him without cause, and so long as he does not compete with Hollywood Park or its subsidiaries in the gaming business prior to the end of the employment contract term, he will be entitled to $400,000 per year for the balance of the employment contract term, with health and disability insurance coverage for six months. Mr. Allen will also immediately vest in all stock option grants. If Mr. Allen terminates his employment due to Mr. Alanis' failure to be promoted to Hollywood Park's Chief Executive Officer by December 31, 1999, he will receive any accrued but unpaid salary and vacation benefits.

  Hollywood Park, through its wholly-owned subsidiary, Hollywood Park Operating Company, has entered into a three-year employment agreement with Donald M. Robbins, effective January 1, 1999. Mr. Robbins' annual compensation will be $295,000, with a possible bonus at the discretion of the Board of Directors. If Hollywood Park Operating Company terminates Mr. Robbins without cause prior to January 1, 2000, he will be entitled to receive a lump sum amount equal to twice his annual compensation (including salary and bonus). If Hollywood Park Operating Company terminates Mr. Robbins without cause after January 1, 2000, he will be entitled to receive a lump sum payment equal to his annual compensation for the balance of the term of the employment agreement (including salary and bonus), but not less than his annual compensation for one year (including salary and bonus). In either situation, Mr. Robbins will retain his health and disability insurance coverage for six months after termination, and will vest in all stock options grants. If Hollywood Park Operating Company terminates Mr. Robbins without cause at any time after the term of the employment agreement, he will be entitled to receive a lump sum payment equal to one year's compensation (including salary and bonus), will retain health and disability insurance coverage for six months after termination, and will vest in all stock option grants.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors, which is composed entirely of independent outside directors, is responsible for making recommendations to the Board regarding the annual salaries and other compensation of the officers of Hollywood Park, providing assistance and recommendations with respect to the compensation policies and practices of Hollywood Park and assisting with the administration of Hollywood Park's compensation plans.

  In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to Hollywood Park's success, the Compensation Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executives' experience and expertise and, where relevant, are competitive with the salaries paid to executives in Hollywood Park's main industries and primary geographic locations, which are currently land-based, dockside and riverboat casinos in Nevada, Louisiana, Mississippi, and other jurisdictions, thoroughbred horse racing tracks in California and Arizona, and card clubs in Southern California. In addition, to align its executives' compensation with Hollywood Park's business strategies, values and management initiatives, both short and long term, the Compensation Committee may, with the Board's approval, authorize the payment of discretionary bonuses based upon an assessment of each executive's contributions to Hollywood Park. In general, the Compensation Committee believes that these discretionary bonuses should be related to Hollywood Park's and the executive's performance, although specific performance criteria have not been established.

  The Compensation Committee also believes that stock ownership by key executives provides a valuable incentive for such executives and helps align executives' and stockholders' interests. To facilitate these objectives, Hollywood Park adopted Stock Option Plans in 1993 and 1996, pursuant to which Hollywood Park may grant stock options to executives (as well as other employees and directors) to purchase up to 625,000 shares and 900,000 shares, respectively, of Hollywood Park Common Stock. The Compensation Committee believes that the key officers of Hollywood Park have provided excellent services and been diligent in their commitment to Hollywood Park. The Compensation Committee believes that stock ownership by such officers provides an important incentive for their continued efforts and diligence. In February 1998, options of 50,000, 35,000 and 15,000 shares were granted to Messrs. Hubbard, Finnigan and Robbins, respectively, at an exercise price of $13.625 per share. Under the terms of Mr. Alanis' employment contract, on September 10, 1998, he was granted 300,000 and 100,000 stock options at exercise prices of $10.1875 and $18.00, respectively. Under the terms of Mr. Allen's employment contract, on September 10, 1998, he was granted 150,000 and 50,000 stock options at exercise prices of $10.1875 and $18.00, respectively.

  As of January 1, 1999, Mr. Alanis was hired as the Company's President and Chief Operating Officer, and Mr. Allen was hired as the Company's Senior Vice President, Chief Operating Officer of Gaming Operations, at annual salaries of $600,000 and $400,000, respectively. These salaries were based upon review and analysis of

(a) the prior experience of Messrs. Alanis and Allen, (b) annual compensation of individuals in similar positions, at gaming companies of similar size to Hollywood Park, and (c) the level of contribution that the Compensation Committee and the Board of Directors expect Messrs. Alanis and Allen to make to Hollywood Park.

  As of January 1, 1999, the Compensation Committee increased Mr. Finnigan's annual salary to $400,000, based upon their review of the level and value of the contribution that Mr. Finnigan has made to Hollywood Park, and can make in the future.

  As of January 1, 1998, Mr. Hubbard's annual compensation was increased to $500,000, from $400,000. The Compensation Committee based Mr. Hubbard's annual salary upon the following factors: (a) the Company's expansion into the casino gaming business; (b) the annual salaries of the Company's Named Officers; (c) the prominence of Mr. Hubbard in the business community; (d) the level and value of the contribution that the Compensation Committee believes that Mr. Hubbard has made to the Company, and can make in the future; and (e) the fact that Mr. Hubbard is willing to accept this amount even though the Compensation Committee believes that Mr. Hubbard could command a much higher compensation level based on his business experience and expertise. Mr. Hubbard's base salary is not dependent upon Hollywood Park's performance, and it is anticipated that any bonuses that the Compensation Committee may recommend and the Board of Directors approve, would be, at least in part, so dependent.

                                          Compensation Committee

                                          J.R. Johnson (Chairman)
                                          Lynn P. Reitnouer
                                          Warren B. Williamson

December 31, 1998

Performance Graph

  Set forth below is a graph comparing the cumulative total stockholder return for Hollywood Park Common Stock with the cumulative total returns for a designated Peer Group Index and the New York Stock Exchange Market Index ("NYSE Market Index"). Also included in the graph is the cumulative total return for the Nasdaq Market Index, which Hollywood Park historically included in the performance graph in its proxy statement but which Hollywood Park intends to replace with the NYSE Market Index. The total cumulative return calculations are for the period commencing December 31, 1993 and ending December 31, 1998, and include the reinvestment of dividends.

  Hollywood Park Common Stock is currently traded on the New York Stock Exchange. Consequently, the NYSE Market Index is the appropriate benchmark against which to measure its stock return performance.

  As a result of the acquisition of Boomtown on June 30, 1997 and Casino Magic on October 15, 1998, Hollywood Park now owns and operates land-based, dockside and riverboat casinos in Nevada, Mississippi and Louisiana, in addition to its historical race track and California card club operations. The Peer Group Index consists of publicly-traded multi-jurisdictional gaming companies with small or mid-sized stock market capitalizations. In addition, like Hollywood Park, none of the companies in the Peer Group Index currently operates in the Las Vegas or Atlantic City markets. The Peer Group Index is comprised of the following publicly-traded gaming companies: Ameristar Casinos, Inc.; Argosy Gaming Company; Casino Magic Corp.; Harveys Casino Resorts; Lady Luck Gaming Corporation; Players International, Inc.; and President Casinos, Inc.

                  COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG
                       HOLLYWOOD PARK, NYSE MARKET INDEX,
                     PEER GROUP INDEX & NASDAQ MARKET INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                           ---------------FISCAL YEAR ENDING------------------
                           12/31     12/30    12/29    12/31    12/31    12/31
COMPANY/INDEX/MARKET       1993      1994     1995     1996     1997     1998
Hollywood Park Inc.        100.00     36.67    33.54    50.00    73.33   27.71
Peer Group Index           100.00     51.88    35.82    24.91    20.56   23.58
NYSE Market Index          100.00     98.06   127.15   153.16   201.50  239.77
NASDAQ Market Index        100.00    104.99   136.18   169.23   207.00  291.96

--------
* ASSUMES $100 INVESTED ON JANUARY 1, 1994 IN HOLLYWOOD PARK COMMON STOCK, PEER GROUP INDEX, NEW YORK STOCK EXCHANGE MARKET INDEX AND THE NASDAQ MARKET INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. VALUES ARE AS OF DECEMBER 31 OF EACH YEAR.

  The above graph shows historical stock price performance (including reinvestment of dividends) and is not necessarily indicative of future performance.

Certain Relationships and Related Transactions

  On June 2, 1998, Hollywood Park and R.D. Hubbard Enterprises, Inc. ("Hubbard Enterprises"), which is wholly owned by Mr. Hubbard, entered into a new Aircraft Time Sharing Agreement. The former agreement was entered into in November 1993. The June 2, 1998 Aircraft Time Sharing Agreement is identical to the former agreement in all aspects, except for the type of aircraft covered by the agreement. The Aircraft Time Sharing Agreement expires on December 31, 1999, and then automatically renews each month unless written notice of termination is given by either party at least two weeks before a renewal date. Hollywood Park reimburses Hubbard Enterprises for expenses incurred as a result of Hollywood Park's use of the aircraft, which totaled approximately $72,000 in 1998, $106,000 in 1997, and $120,000 in 1996.

  On August 31, 1998, Hollywood Park received a promissory note for up to $3,500,000 from Paul R. Alanis. As of December 31, 1998, Hollywood Park had loaned Mr. Alanis $3,232,000, who used the funds to purchase 300,000 shares of Hollywood Park Common Stock. Interest on the promissory note is at least the prime interest rate, but not more than 10%. The principal amount of the promissory note, along with accrued interest is due, in full, no later than December 31, 1999. The promissory note is secured by Mr. Alanis' interest in Horseshoe Gaming LLC, with an approximate value well in excess of $3,500,000.

  Timothy J. Parrott purchased 270,738 shares of Boomtown common stock in connection with Boomtown's 1988 acquisition of Boomtown Hotel & Casino, Inc. (which operates Boomtown Reno). Mr. Parrott paid an aggregate purchase price, for the common stock, of $222,000, of which $1,000 was paid in cash and $221,000 was paid by a promissory note secured by pledge to Boomtown of all of the shares owned by Mr. Parrott. As of October 31, 1998, Mr. Parrott resigned his position as Chairman of Boomtown, and was retained by Hollywood Park as a consultant to provide services relating to gaming and other business issues. Mr. Parrott was retained for a three year period, with an annual retainer of $350,000 with health and disability benefits equivalent to those he received as Chairman of Boomtown. Mr. Parrott's $221,000 note will be forgiven in three equal parts on each anniversary of the consulting agreement.

  Marlin Torguson, who beneficially owned approximately 21.5% of the outstanding common shares of Casino Magic prior to Hollywood Park's acquisition of Casino Magic, agreed, in connection with such acquisition, to vote his Casino Magic shares in favor of the acquisition by Hollywood Park. In addition, Mr. Torguson agreed to continue to serve as an employee of Casino Magic for three years following the acquisition, and during such three year period, not to compete with Hollywood Park or Casino Magic in any jurisdiction in which either Hollywood Park or Casino Magic operates. Hollywood Park appointed Mr. Torguson to its board of directors. Hollywood Park has agreed to issue to Mr. Torguson 20,000 shares of Hollywood Park Common Stock and pay him $300,000 for each year, during a three year period. In addition, Hollywood Park issued Mr. Torguson 30,000 options to acquire Hollywood Park Common Stock as of the October 15, 1998 acquisition of Casino Magic, priced at the closing price of Hollywood Park Common Stock on that date. The foregoing payments will be made to Mr. Torguson whether or not Hollywood Park or Casino Magic terminates Mr. Torguson's employment, except for termination for cause.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based solely upon a review of reports received by Hollywood Park during or with respect to the year ended December 31, 1998 pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, all required reports on Form 3, Form 4 and Form 5 were timely filed by Hollywood Park's directors, officers and 10% stockholders, except that Messrs. Hubbard, Johnson, Manfuso, Ornest, Parrott, Reitnouer, Sarkowsky, Torguson, Williamson, Finnigan and Robbins filed their Annual Reports on Forms 5 for 1998 in late February and early March 1999 (each of which reported one acquisition of options to purchase shares of Hollywood Park Common Stock); Mr. Ornest failed to file on a timely basis one Form 3 covering ownership of Hollywood Park Common Stock; and Mr. Torguson failed to file on a timely basis one Form 3 with respect to ownership of Hollywood Park Common Stock and options to purchase such stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the name, address (address is provided for persons listed as beneficial owners of 5% or more of the outstanding Hollywood Park Common Stock), number of shares and percent of the outstanding Hollywood Park Common Stock beneficially owned as of March 15, 1999, by each person known to the Board of Directors of Hollywood Park to be the beneficial owner of 5% or more of the outstanding shares of Hollywood Park Common Stock, each Director and nominee, each Named Officer, certain other Executive Officers, and all Directors, nominees and Executive Officers as a group.

                                                    Shares        Percent of
Name and Address of                              Beneficially       Shares
Beneficial Owner                                    Owned       Outstanding(a)
-------------------                              ------------   --------------
R.D. Hubbard....................................  2,736,488(b)       10.6%
 Hollywood Park, Inc.
 1050 South Prairie Avenue
 Inglewood, California 90301

Legg Mason, Inc.................................  2,709,095(c)       10.5%
 111 South Calvert Street
 Baltimore, Maryland 21202

State of Wisconsin Investment Board.............  1,611,000(d)        6.2%
 P.O. Box 7842
 Madison, Wisconsin 53707

Timothy J. Parrott..............................    443,716(e)        1.7%

J.R. Johnson....................................    380,760(f)        1.5%

Michael Ornest..................................    299,833(g)        1.2%

Warren B. Williamson............................    159,917(h)          *

Lynn P. Reitnouer...............................     62,000(i)          *

Herman Sarkowsky................................     66,708(j)          *

Robert T. Manfuso...............................     40,333(k)          *

Marlin Torguson.................................     30,667(l)          *

G. Michael Finnigan.............................    110,417(m)          *

Paul R. Alanis..................................    400,000(n)        1.6%

J. Michael Allen................................     50,000(o)          *

Donald M. Robbins...............................     80,672(p)          *

James L. Martineau..............................      6,191(q)          *

Gary G. Miller..................................      3,000             *

Directors, nominees and Executive
 Officers as a group (15 persons)...............  4,870,702(r)       18.3%

--------
*   Less than one percent (1%) of the outstanding common shares.
(a) Assumes exercise of stock options beneficially owned by the named individual or entity into shares of Hollywood Park Common Stock. Based on 25,800,069 shares outstanding as of March 15, 1999.
(b) Includes 116,668 shares of Hollywood Park Common Stock which Mr. Hubbard has the right to acquire upon the exercise of options which are exercisable within 60 days of March 15, 1999.
(c) Based upon information provided by the stockholder in Schedule 13G filed with the Securities and Exchange Commission on February 16, 1999. According to such Schedule 13G, 2,515,000 (9.75%) shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The Schedule 13G further reports that the remaining shares are held by various clients of Legg Mason Capital Investment, Inc. and Legg Mason Wood Walker, Inc., which have power to dispose thereof. Legg Mason Fund Advisor, Inc., Legg Mason Capital Management, Inc., and Legg Mason Wood Walker, Inc. are subsidiaries of Legg Mason, Inc.
(d) Based upon information provided by the stockholder in Schedule 13G filed with the Securities and Exchange Commission February 2, 1999.
(e) Includes 270,945 shares of Hollywood Park Common Stock which Mr. Parrott has the right to acquire upon exercise of options which are exercisable within 60 days of March 15, 1999, including 270,278 options assumed by Hollywood Park in connection with the Boomtown Merger.
(f) Includes 12,000 shares of Hollywood Park Common Stock, which Mr. Johnson has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(g) Includes 667 shares of Hollywood Park Common Stock, which Mr. Ornest has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(h) Includes 12,000 shares of Hollywood Park Common Stock, which Mr. Williamson has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(i) Includes 12,000 shares of Hollywood Park Common Stock, which Mr. Reitnouer has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(j) Includes 12,000 shares of Hollywood Park Common Stock, which Mr. Sarkowsky has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(k) Includes 12,000 shares of Hollywood Park Common Stock, which Mr. Manfuso has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(l) Includes 30,667 shares of Hollywood Park Common Stock, which Mr. Torguson has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(m) Includes 85,002 shares of Hollywood Park Common Stock, which Mr. Finnigan has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(n) Includes 100,000 shares of Hollywood Park Common Stock, which Mr. Alanis has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(o) Includes 50,000 shares of Hollywood Park Common Stock, which Mr. Allen has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(p) Includes 78,334 shares of Hollywood Park Common Stock, which Mr. Robbins has the right to acquire upon the exercise of options, which are exercisable within 60 days of March 15, 1999.
(q) Includes 6,191 shares of Hollywood Park Common Stock owned by Mr. Martineau's wife, beneficial ownership of which is disclaimed by Mr. Martineau.
(r) Includes 792,283 shares of Hollywood Park Common Stock of which the Directors (including nominees) and Executive Officers may be deemed to have beneficial ownership following the exercise of options to purchase Hollywood Park Common Stock, which are exercisable within 60 days of March 15, 1999. Excluding such shares, the Directors (including nominees) and Executive Officers of Hollywood Park have beneficial ownership of 4,078,419 shares of Hollywood Park Common Stock, which represents 15.8% of the shares of Hollywood Park Common Stock outstanding as of March 15, 1999.

                                 OPTION GRANTS
                          (Item No. 2 on Proxy Card)

Background

  Hollywood Park recently added four new members to its casino management team. Effective January 1, 1999, it hired Paul R. Alanis as its President and Chief Operating Officer, J. Michael Allen as Senior Vice President and Chief Operating Officer of Hollywood Park's Gaming Division, and Loren S. Ostrow as Senior Vice President and General Counsel. Effective December 1, 1998, Hollywood Park hired Cliff Kortman as Vice President Construction and Development of Hollywood Park's Gaming Division. Pursuant to the terms of their respective employment agreements, Hollywood Park granted to Messrs. Alanis, Allen, Ostrow and Kortman, as an additional element of compensation, options to purchase 400,000, 200,000, 125,000 and 92,500 shares of Hollywood Park Common Stock, respectively. Some of the options granted to each of Messrs. Alanis, Allen, Ostrow and Kortman bear an exercise price of $18.00, a price which Hollywood Park believes provides valuable incentives for the executives and helps align the executives' interests with those of stockholders. Certain of the options, including all those priced at $18.00, were granted subject to approval by Hollywood Park's stockholders at the Annual Meeting.

Proposal

  Hollywood Park stockholders are being requested to approve the grants of options to purchase (i) 300,000 shares of Hollywood Park Common Stock to Mr. Alanis, (ii) 150,000 shares of Hollywood Park Common Stock to Mr. Allen, (iii) 93,750 shares of Hollywood Park Common Stock to Mr. Ostrow and (iv) 69,375 shares of Hollywood Park Common Stock to Mr. Kortman (collectively, the "Option Grants"). Hollywood Park believes that grants of stock options motivate high levels of performance, align the economic interests of Hollywood Park's officers and executives with those of the stockholders, and provide an effective method of recognizing employee contributions to the success of Hollywood Park. Hollywood Park also believes that the Option Grants were critical to its success in attracting Messrs. Alanis, Allen, Ostrow and Kortman. Thus, Hollywood Park believes it is necessary and in the best interests of Hollywood Park and its stockholders to approve the Option Grants as described above.

Required Vote; Recommendation of the Board of Directors

  The Option Grants require approval by a majority of the shares represented in person or by proxy and voting at the Annual Meeting. Abstentions will be treated as votes against the proposal and broker non-votes will not be counted as represented or voting at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE OPTION
GRANTS.

  Approval of the Option Grants is being sought to satisfy the requirements for listing on the New York Stock Exchange.

Summary of the Option Grants

  Under the terms of his employment agreement, Mr. Alanis' compensation includes a grant of options to purchase 400,000 shares of Hollywood Park Common Stock, 300,000 of which have an exercise price of $10.1875 and 100,000 of which have an exercise price of $18.00. The options vest in four equal annual installments beginning January 1, 1999 and expire January 1, 2009. The grant of 300,000 of such options (including the 100,000 options exercisable at $18.00) is subject to approval by Hollywood Park's stockholders at the Annual Meeting.

  Mr. Allen's employment agreement provides that, as an element of compensation, he shall receive options to purchase 200,000 shares of Hollywood Park Common Stock, 150,000 of which have an exercise price of

$10.1875 and 50,000 of which have an exercise price of $18.00. The options vest in four equal annual installments beginning January 1, 1999 and expire January 1, 2009. The grant of 150,000 of such options (including the 50,000 options exercisable at $18.00) is subject to approval by Hollywood Park's stockholders at the Annual Meeting.

  Mr. Ostrow's employment agreement provides that his compensation includes options to purchase 125,000 shares of Hollywood Park Common Stock, 100,000 of which have an exercise price of $10.1875 and 25,000 of which have an exercise price of $18.00. The options vest in four equal annual installments beginning January 1, 1999 and expire January 1, 2009. The grant of 93,750 of such options (including the 25,000 options exercisable at $18.00) is subject to approval by Hollywood Park's stockholders at the Annual Meeting.

  Mr. Kortman's employment agreement provides that his compensation includes options to purchase 92,500 shares of Hollywood Park Common Stock, 75,000 of which have an exercise price of $10.1875 and 17,500 of which have an exercise price of $18.00. The options vest in four equal annual installments beginning January 1, 1999 and expire January 1, 2009. The grant of 69,375 of such options (including the 17,500 options exercisable at $18.00) is subject to approval by Hollywood Park's stockholders at the Annual Meeting.

  As of April 9, 1999, the market value of the shares of Hollywood Park Common Stock underlying the options was 11 1/16.

Federal Income Tax Matters

  The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the options. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to estate or gift tax considerations, or state tax considerations. In addition, the tax consequences to a particular optionee may be affected by matters not discussed above.

  The options are non-qualified stock options. Therefore, under current federal income tax law, their grant has no tax effect on Hollywood Park or the optionee to whom they are granted. The exercise of an option will result in ordinary income to the optionee equal to the excess of the fair market value of the shares of Hollywood Park Common Stock at the time of exercise over the option price. The optionee's tax basis in the shares will be equal to the aggregate option price plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the optionee will be treated as capital gain or loss, and will be long-term capital gain or loss if the shares are held for the applicable period after exercise. At the time of recognition of ordinary income by the optionee upon exercise, Hollywood Park will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

  On the exercise of an option, Hollywood Park shall have the right to require the optionee to pay Hollywood Park the amount of any taxes which Hollywood Park may be required to withhold with respect to shares.

                      AMENDED AND RESTATED DIRECTORS PLAN
                          (Item No. 3 on Proxy Card)

Background

  Hollywood Park's Directors Deferred Compensation Plan (the "Directors Plan") was adopted by the Hollywood Park Board and approved by the Hollywood Park stockholders in September 1991. The Directors Plan permits each director of Hollywood Park to elect to defer receipt of all or a portion of his compensation in his capacity as a director, and to receive such deferred compensation either in the form of cash or in the form of shares of Hollywood Park Common Stock. The Directors Plan currently provides for the issuance of up to 125,000 shares of Hollywood Park Common Stock to directors of Hollywood Park. As of April 7, 1999, 120,088 shares of Hollywood Park Common Stock had been allocated to the directors' accounts under the Directors Plan.

Proposal

  On March 29, 1999, the Board of Directors of Hollywood Park approved increasing the number of shares of Hollywood Park Common Stock subject to the Directors Plan by 150,000 shares. Hollywood Park stockholders are being asked to approve the amendment and restatement of the Directors Plan (as proposed to be amended, the "Amended and Restated Directors Plan"), which will increase the maximum number of shares of Hollywood Park Common Stock that may be issued thereunder to 275,000 shares. Hollywood Park believes that the approval of the Amended and Restated Directors Plan will enhance Hollywood Park's ability to attract and retain persons of outstanding competence to serve as directors by paying such persons all or a portion of their compensation in the form of shares of Hollywood Park Common Stock and by giving them an increased stake in Hollywood Park and its future.

Required Vote; Recommendation of the Board of Directors

  Approval of Amended and Restated Directors Plan requires approval by a majority of the shares represented in person or by proxy and voting at the Annual Meeting. Abstentions will be treated as votes against the proposal and broker non-votes will not be counted as represented or voting at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED DIRECTORS PLAN.

  Stockholder approval of the Amended and Restated Directors Plan is being sought to satisfy the requirements for listing on the New York Stock Exchange.

Summary of the Amended and Restated Directors Plan

  The essential features of the Amended and Restated Directors Plan, after giving effect to the amendment set forth above, are outlined below. The Amended and Restated Directors Plan will remain unchanged from the existing Directors Plan except as to the maximum number of shares of Hollywood Park Common Stock that can be issued pursuant thereto, and except for certain other matters which Hollywood Park does not consider material. The following summary does not purport to be a complete description of the Amended and Restated Directors Plan, and is subject in its entirety to the full text of the Amended and Restated Directors Plan attached as Appendix A.

  Terms of Plan. The Amended and Restated Directors Plan shall become effective upon the approval of a majority of the shares of Hollywood Park Common Stock represented in person or by proxy and voting at the Annual Meeting, and will remain in effect until terminated by the Board of Directors of Hollywood Park.

  Share Authorization. Hollywood Park shall not be required to reserve or otherwise set aside funds or shares of Hollywood Park Common Stock for the payment of its obligations hereunder. Hollywood Park shall make available as and when required a sufficient number of shares of Hollywood Park Common Stock to meet the needs of the Amended and Restated Directors Plan. The shares to be issued under the Amended and Restated Directors Plan are authorized and unissued shares or shares which have been reacquired by Hollywood Park.

  Shares Issuable. The maximum number of shares of Hollywood Park Common Stock that can be issued pursuant to the Amended and Restated Directors Plan is 275,000. This amount represents an increase from the 125,000 shares issuable under the current Directors Plan.

  Plan Administration. The Amended and Restated Directors Plan shall be administered by the Hollywood Park Board of Directors. The Board of Directors shall have the discretion and power to interpret provisions of the Amended and Restated Directors Plan, to compute amounts to be credited to and distributed from directors' accounts under the Amended and Restated Directors Plan, to prescribe, amend and rescind rules and regulations relating to the Amended and Restated Directors Plan and to make all other determinations it deems necessary or advisable to administer the Amended and Restated Directors Plan.

  Plan Participants. Participation in the Amended and Restated Directors Plan is limited to directors of Hollywood Park. All such directors are eligible to participate. It is anticipated that Hollywood Park will have nine directors on the effective date of the Amended and Restated Directors Plan.

  Deferred Compensation. Each director may elect to defer all or a portion of his or her compensation received in his or her capacity as a director. Any such deferred compensation will be credited to a deferred compensation account, either in cash or in shares of Hollywood Park Common Stock, at each director's election. As of the date the director's compensation would otherwise have been paid and depending on the director's election, the director's deferred compensation account will be credited with either (a) cash, (b) the number of full and/or fractional shares of Hollywood Park Common Stock obtained by dividing the amount of the director's compensation which he or she elected to defer by the average of the closing price of Hollywood Park Common Stock on the principal stock exchange on which Hollywood Park Common Stock is listed (or, if the shares are not listed on a stock exchange, the NASDAQ National Market System) on the last ten business days of the calendar quarter or month for which such compensation is payable, or (c) a combination of (a) and (b).

  All cash amounts credited to the director's deferred compensation account shall bear interest at an amount to be determined from time to time by the Board of Directors.

  If a director has elected to allocate his or her deferred compensation to shares of Hollywood Park Common Stock, such director's deferred compensation account shall be credited at the end of each calendar quarter with the number of full and/or fractional shares of Hollywood Park Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director's deferred compensation account as of the dividend record date, if any, occurring during such calendar quarter if such shares had been issued and outstanding shares of Hollywood Park Common Stock on such date, by the closing price of Hollywood Park Common Stock on the principal stock exchange on which Hollywood Park Common Stock is listed (or, if the shares are not listed on a stock exchange, the NASDAQ National Market System) on the date such dividend(s) was paid. In addition, if Hollywood Park declares a dividend payable in shares of Hollywood Park Common Stock, the director's deferred compensation account shall be credited at the end of each calendar quarter with the number of full and/or fractional shares of Hollywood Park Common Stock which such shares of Hollywood Park Common Stock would have been entitled to if such shares had been issued and outstanding shares of Hollywood Park Common Stock on the record date for such stock dividend(s).

  However, the directors shall not have any interest in the cash and/or Hollywood Park Common Stock credited to their deferred compensation accounts until distributed in accordance with the Amended and Restated Directors Plan, and shall not have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Amended and Restated Directors Plan shall be no greater than the rights of an unsecured general creditor of Hollywood Park.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen LLP served as Hollywood Park's independent public accountants for the fiscal year ended December 31, 1998.
Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make any statements they desire.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  Under Hollywood Park's By-Laws, stockholders who wish to present proposals for action, or to nominate directors, at the next annual meeting of stockholders of Hollywood Park (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to the Secretary of Hollywood Park at the address set forth on the cover page of this Proxy Statement in accordance with the then current provisions of Hollywood Park's By-Laws. The By-Laws currently require that such notice be given not more than 120 days nor less than 90 days prior to the first anniversary of this year's Annual Meeting. If, however, Hollywood Park advances the date of the next annual meeting by more than thirty days or delays such date by more than sixty days, notice by the stockholder must be given not earlier than 120 days and not later than 90 days in advance of such meeting or, if later, the tenth day following the first public announcement of the date of such meeting. Stockholder notices must contain the information required by Section 1 of Article I of Hollywood Park's By-Laws.

  In order to be eligible for inclusion in Hollywood Park's proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals would have to be received by the Secretary of Hollywood Park no later than December 21, 1999 if the next annual meeting were held in May 2000. However, Hollywood Park may elect to hold its next annual meeting at a different time of year than the time of year of this Annual Meeting, in which event such stockholder proposals would have to be received by Hollywood Park a reasonable time before Hollywood Park's solicitation is made. Further, in order for such stockholder proposals to be eligible to be brought before the stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by Hollywood Park's then current By-Laws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in Hollywood Park's proxy statement.


                                              /s/ R.D. Hubbard
                                          _____________________________________
                                                     R.D. Hubbard
                                                Chairman of the Board
                                              and Chief Executive Officer
                                                 Hollywood Park, Inc.

April 19, 1999

                                                                     APPENDIX A

                             AMENDED AND RESTATED
                             HOLLYWOOD PARK, INC.
                     DIRECTORS DEFERRED COMPENSATION PLAN

  Hollywood Park, Inc., a Delaware corporation (the "Corporation"), hereby amends and restates in its entirety the Hollywood Park Realty Enterprises, Inc. Directors Deferred Compensation Plan heretofore maintained by the Corporation, effective as of the time set forth in Section 6 below, as follows:

  1. Eligibility. Each member of the Board of Directors of the Corporation is eligible to participate in the Plan.

  2. Participation.

  (a) Time of Election. Six months prior to the beginning of a calendar year, commencing with calendar year 1993, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation (including fees payable for services as chairman or a member of a committee of the Board) which otherwise would have been payable currently for services rendered as a Director ("Compensation") during such calendar year and succeeding calendar years shall be credited to a deferred compensation account (the "Director's Account"). Any person who shall become a Director during any calendar year, and who was not a Director of the Corporation prior to the beginning of such calendar year, may elect, within 30 days after the Director's term begins, to defer payment of all or any part of the Director's Compensation earned during the remainder of such calendar year and for succeeding calendar years; provided, however, that such election shall only be implemented six months after the date such election is filed with the Corporation pursuant to Section 2(b). Notwithstanding the foregoing, with respect to calendar year 1992, each eligible Director may elect within two weeks after the effective date of this Plan (as described in Paragraph 6, below) to defer the Director's Compensation beginning six months after such election.

  (b) Form and Duration of Election. An election to participate in the Plan shall be made by written notice signed by the Director and filed with the Secretary of the Corporation. Such election shall specify the amount of the Director's Compensation to be deferred and specify an allocation of the deferred Compensation between cash and "Shares" as herein provided. For purposes of this Plan, "Shares" shall mean shares of the common stock of the Corporation. Such election shall continue until the Director terminates such election by signed written notice filed with the Secretary of the Corporation. Any such termination shall become effective six months after notice is given and only with respect to Compensation payable thereafter. Amounts credited to the Director's Account prior to the effective date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

  (c) Renewal. A Director who has terminated his election to participate may thereafter file another election to participate for the calendar year subsequent to the filing of such election and succeeding calendar years, subject to Section 2(a) hereof.

  3. The Director's Account. All compensation which a Director has elected to defer under the Plan shall be credited, at the Director's election, to the Director's Account as follows:

  (a) As of the date the Director's Compensation would otherwise be payable, the Director's Account will be credited with an amount of cash equal to the amount of such Compensation which the Director elected to defer and to be allocated to cash.

  (b) As of the date the Director's Compensation would otherwise be payable, there shall be credited to the Director's Account the number of full and fractional Shares obtained by dividing the amount of such Compensation which the Director elected to defer and to be allocated to Shares by the average of the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if they are not then listed on a stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days of the calendar quarter or month, as the case may be, for which such Compensation is payable.

  (c) At the end of each calendar quarter there shall be credited to the Director's Account the number of full and/or fractional Shares obtained by dividing the dividends which would have been paid on the Shares credited to the Director's Account as of the dividend record date, if any, occurring during such calendar quarter if such shares had been shares of issued and outstanding Shares on such date, by the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if Shares are not then listed on a stock exchange, the closing price of a Share on the NASDAQ National Market System, on the date such dividend(s) is paid. In the case of stock dividends, there shall be credited to the Director's Account the number of full and/or fractional shares of Shares which would have been issued with respect to the Shares credited to the Director's Account as of the dividend record date if such Shares had been shares of issued and outstanding Shares on such date.

  (d) No fractional share interests credited to a Director's Account shall be distributed pursuant to Section 4 hereof. Instead, any fractional Shares remaining at the time the final distribution is made pursuant to paragraph 4 herein shall be converted into a cash credit by multiplying the number of fractional shares by the average of the closing price of a Share on the principal stock exchange on which Shares are then listed, or, if they are not then listed on any stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days prior to the date of the final distribution from the Director's Account.

  (e) Cash amounts credited to the Director's Account pursuant to subparagraph
(a) above shall accrue interest commencing from the date the cash amounts are credited to the Director's Account at a rate per annum to be determined from time to time by the Board of Directors (the "Board"). Amounts credited to the Director's Account shall continue to accrue interest until distributed in accordance with the Plan.

  The Director shall not have any interest in the cash or Shares credited to the Director's Account until distributed in accordance with the Plan.

  4. Distribution from Accounts.

  (a) Form of Election. At the time a Director makes a participation election pursuant to paragraphs 2(a) or 2(c), the Director shall also file with the Secretary of the Corporation a signed written election with respect to the method of distribution of the aggregate amount of cash and Shares credited to the Director's Account pursuant to such participation election. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years). The lump-sum payment or the first installment shall be paid as of the first business day of the calendar quarter immediately following the cessation of the Director's service as a Director of the Corporation. Subsequent installments shall be paid as of the first business day of each succeeding calendar quarter until the entire amount credited to the Director's Account shall have been paid. A cash payment will be made with the final distribution for any fraction of a Share in accordance with paragraph 3(d) hereof.

  (b) Adjustment of Method of Distribution. A Director participating in the Plan may, prior to the beginning of any calendar year, file another written notice with the Secretary of the Corporation electing to change the method of distribution of the aggregate amount of cash and Shares credited to the Director's Account for services rendered as a Director commencing with such calendar year. Amounts credited to the Director's Account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the election in effect at the time such amounts were credited to the Director's Account.

  5. Distribution on Death. If a Director should die before all amounts credited to the Director's Account shall have been paid in accordance with the election referred to in paragraph 4, the balance in such Account as of the date of the Director's death shall be paid promptly following the Director's death to the beneficiary designated in writing by the Director. Such balance shall be paid to the estate of the Director if (a) no such designation has been made, or (b) the designated beneficiary shall have predeceased the Director and no further designation has been made.

  6. Effective Date. This Plan originally became effective on its approval by the shareholders of this Corporation in September, 1991. This Amended and Restated Plan shall become effective when approved by the affirmative vote of the holders of a majority of the voting shares of the Corporation present, or represented, and voting at a meeting duly held in accordance with the Delaware General Corporation Law.

  7. Shares Issuable. The maximum number of Shares which may be issued pursuant to this Plan is 275,000.

  8. Limitation on Distributions. Notwithstanding anything to the contrary in this Plan, the maximum number of Shares which can be issued pursuant to this Plan in any fiscal year is one percent (1%) of the outstanding number of Shares at the beginning of such fiscal year, except to the extent that a greater distribution is authorized by the Board (as defined below). If distributions would exceed this amount, distributions to each Director shall be reduced on a pro rata basis. Shares not distributed in any fiscal year because of this Section 8 shall be distributed as soon as possible in the next fiscal year, within the limits of this Section 8.

  9. Miscellaneous.

  (a) The right of a Director to receive any amount in the Director's Account shall not be transferable or assignable by the Director, except by a beneficiary designation under Section 5, by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and no part of such amount shall be subject to attachment or other legal process.

  (b) The Corporation shall not be required to reserve or otherwise set aside funds or Shares for the payment of its obligations hereunder. The Corporation shall make available as and when required a sufficient number of Shares to meet the needs of the Plan, either by the issuance of new shares of the common stock of the Corporation, or the purchase of Shares on the open market or through private purchases, as the Corporation may determine.

  (c) The establishment and maintenance of, or allocation and credits, to the Director's Account shall not vest in the Director or his beneficiary any right, title or interest in and to any specific assets of the Corporation. A Director shall not have any dividend or voting rights or any other rights of a stockholder (except as expressly set forth in paragraph 3 with respect to dividends and as provided in subparagraph (g) below) until the Shares credited to a Director's Account are distributed. The rights of a Director to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of this Corporation.

  (d) The Plan shall be administered by the Board. The Board shall have the full discretion and power to interpret provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to compute amounts to be credited to and distributed from Directors' Accounts, and to make all other determinations it deems necessary or advisable to administer the Plan, with all such determinations being final and binding; provided, however, that the Board will not have the power to take any action relating to eligibility for participation in the Plan or the number of Shares to be issued to each participating Director.

  (e) The Board may at any time terminate the Plan or amend the Plan in any manner it deems advisable and in the best interests of the Corporation; provided, however, that (i) no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director's Account, and (ii) no amendment shall accelerate any payments or distributions under the Plan (except with regard to bona fide financial hardships).

  (f) Each Director participating in the Plan will receive an annual statement indicating the amount of cash and number of Shares credited to the Director's Account as of the end of the preceding calendar year.

  (g) If adjustments are made to outstanding shares of Shares, or if outstanding shares of Shares are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and the like, an appropriate adjustment (as determined in good faith by the Board) will also be made in the number and kind of shares or property credited to the Director's Account, so that, when distributions are made pursuant to this Plan, the Director will receive the number and kind of securities or property to which a holder of Shares would have been entitled upon such event. In addition, if outstanding Shares are converted into or exchanged for another security, all references to "Shares" in this Plan shall be deemed to be references to such other security.

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PROXY                           HOLLYWOOD PARK, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 1999

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Hollywood Park, Inc. ("Hollywood Park") dated April 19, 1999 and the accompanying Proxy Statement relating to the above-referenced Annual Meeting, and hereby appoints R.D. Hubbard, or in his absence, Loren S. Ostrow, with full power to each of substitution in each, as attorneys and proxies of the undersigned.

  Said proxies are hereby given authority to vote all shares of common stock of Hollywood Park, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hollywood Park, to be held at 9:00 a.m. local time, on Tuesday, May 25, 1999, at Casino Magic Biloxi, 195 Beach Boulevard, Biloxi, Mississippi and at any and all adjournments or postponements thereof (the "Annual Meeting") on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HOLLYWOOD PARK, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS IN THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF HOLLYWOOD PARK ON THE REVERSE SIDE HEREOF.

             PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                           IN THE ENCLOSED ENVELOPE

                              (See reverse side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND THE FOLLOWING PROPOSALS.

                                                                                                  Please mark      [X]
                                                                                                  your votes as
                                                                                                  indicated in
                                                                                                  this example

                                                                                                  WITHHOLD
1. Election of Nine Directors:                                                       FOR          AUTHORITY
   Nominees: R.D. Hubbard, Robert T. Manfuso, James L. Martineau,                    [_]            [_]
   Gary G. Miller, Michael Ornest, Timothy J. Parrott, Lynn P. Reitnouer,
   Herman Sarkowsky, and Marlin Torguson

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided:

-----------------------------------------------------------------------------

2. Proposal to approve stock options granted to Paul R. Alanis, J. Michael           FOR            AGAINST        ABSTAIN
   Allen, Loren S. Ostrow and Cliff Kortman.                                         [_]              [_]            [_]

3. Proposal to approve amendment and restatement of Hollywood Park's Directors       FOR            AGAINST        ABSTAIN
   Deferred Compensation Plan.                                                       [_]              [_]            [_]

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE
PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION "FOR" THE ELECTION OF THE
ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD
OF DIRECTORS OF HOLLYWOOD PARK SHALL SELECT AND "FOR" EACH OF THE PROPOSALS
LISTED AND UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

Signature__________________________________________     Dated__________________________,1999       Title__________________,1999

Signature if held jointly,1999 ____________________     Dated_________________________ ,1999

Note: Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. When signing as attorney, executor, administrator,trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

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                                                      FOLD AND DETACH HERE